Exhibit 5.2

March 24, 2009

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Ladies and Gentlemen:

I am a Counsel of Alcoa Inc., a Pennsylvania corporation (the “Company”), and in that capacity I am familiar with:

(i)	the Registration Statement on Form S-3ASR (File No. 333-149623) (the “Registration Statement”) filed by the Company and Alcoa Trust I, a Delaware business trust (the “Trust”), with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of an indeterminate aggregate initial offering price or number of the Company’s debt securities, Class B Serial Preferred Stock, $1.00 par value, common stock, $1.00 par value, warrants, stock purchase contracts and stock purchase units, and Trust Preferred Securities of the Trust and related guarantee of the Trust Preferred Securities by the Company (collectively, the “Securities”), to be offered from time to time by the Company or the Trust, as applicable, on terms to be determined at the time of the offering; and

(ii)	the Prospectus dated March 10, 2008 relating to the Securities (the “Prospectus”), as supplemented by the Prospectus Supplement dated March 18, 2009 (the “Prospectus Supplement”), relating to the offering and sale by the Company of 172,500,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”).

The Shares are to be sold pursuant to the Underwriting Agreement dated March 18, 2009 relating to the Shares (the “Underwriting Agreement”), between the Company and Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, as representatives of the underwriters named therein (the “Underwriters”).

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles and By-Laws of the Company; the Registration Statement; the Prospectus and the Prospectus Supplement; the Underwriting Agreement; certain resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company; and such certificates of officers of the Company and other documents, corporate records and questions of law as I have considered necessary for the purposes of this opinion.

In making such examination and rendering the opinion set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

On the basis of the foregoing, I advise you that, in my opinion, the Shares to be issued and sold by the Company under the Underwriting Agreement have been duly authorized, and when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Pennsylvania and my opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company dated the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission under the Act.

Very truly yours,

/s/ Thomas F. Seligson
Thomas F. Seligson

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